EXHIBIT 5.1

January 23, 2006	Main +1.858.450.8400 Fax +1.858.450.8499

NuVasive, Inc. 4545 Towne Centre Court San Diego, CA 92121

Re:	NuVasive, Inc.—Registration Statement on Form S-3
(Commission File No. 333-130354)

Ladies and Gentlemen:

We have acted as counsel to NuVasive, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (Commission File No. 333-130354) filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2005 (as may be further amended or supplemented, the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), (i) 6,679,120 shares of common stock of the Company (the “Company Shares”) for issuance and sale by the Company, of which 975,000 shares will be issued only upon exercise of an option to purchase additional shares granted to the Company’s underwriters, and (ii) 795,880 shares of common stock of the Company (the “Selling Stockholder Shares”) for resale by certain stockholders of the Company. The Company Shares and the Selling Stockholder Shares may be referred to herein together as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the originals, or photostatic, faxed, .pdf or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all records, documents and instruments submitted to us as originals, the conformity to the original documents of all documents submitted to us as photostatic copies, faxes or .pdf files, and the authenticity of the originals thereof.

Based on the examination described above, subject to the assumptions stated above and subject to final action by the board of directors of the Company or a pricing committee of the board of directors and the authorization, execution and delivery of an underwriting agreement with respect thereto (the “Agreement”), we are of the opinion that (i) the Company Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) and the Agreement, will be legally issued, fully paid and nonassessable; and (ii) the Selling Stockholder Shares were legally issued and fully paid and are nonassessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Heller Ehrman LLP	4350 La Jolla Village Drive, 7th Floor	San Diego, CA 92122-1246	www.hellerehrman.com
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We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/    HELLER EHRMAN LLP